UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2018

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 9.01.	Financial Statements and Exhibits.

Signatures

Exhibit Index

Exhibit 99.1	Press Release of the Company dated March 27, 2018.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2018 Ormat Technologies, Inc. (the “Company”) entered into a definitive loan agreement (the "Loan Agreement") with Migdal Insurance Company Ltd., Migdal Makefet Pension and Provident Funds ltd. and Yozma Pension Fund of Self Employed Ltd., all entities within the Migdal Group, a leading insurance company and institutional investor in Israel. The Loan Agreement provides for a loan by the lenders to the Company in an aggregate principal amount of $100 million (the “Loan”).

The outstanding principal amount of the Loan will be repaid in 15 semi-annual payments of $4.2 million each, commencing on September 15, 2021, with a final payment on March 15, 2029 of $37 million. The average duration of the Loan is 7 years. The Loan bears interest at a fixed rate of 4.8% per annum, payable semi-annually, subject to adjustment in certain circumstances as described below.

The Loan is subject to early redemption by the Company prior to maturity from time to time (but not more frequently than once per quarter) and at any time in whole or in part, at a redemption price set forth in the Loan Agreement. The Company is ranked “ilAA-” by Maalot S&P in Israel with a stable outlook. If the rating of the Company is downgraded to "ilA-", the interest rate applicable to the Loan will be increased by 0.50%. If the rating of the Company is further downgraded, the interest rate applicable to the Loan will be further increased by 0.25% per each additional downgrade notch. In no event will the cumulative interest rate applicable to the Loan increase by more than 1% in total, regardless of the cumulative rating downgrade. A subsequent reinstatement of a rating level will reduce the interest rate applicable to the Loan by 0.25% per each notch (but in no event will interest on the Loan reduce below the base rate of 4.8%).

Additionally, if the ratio between short-term and long-term debt to financial institutions and bondholders, deducting cash and cash equivalents to EBITDA is equal to or higher than 4.5, the interest rate on all amounts then outstanding under the Loan shall be increased by 0.5% per annum over the then applicable interest rate on the Loan.

The Loan constitutes senior unsecured indebtedness of the Company and will rank equally in right of payment with any existing and future senior unsecured indebtedness of the Company, and effectively junior to any existing and future secured indebtedness, to the extent of the security therefor.

The Loan Agreement includes various affirmative and negative covenants, including a requirement that the Company maintain (i) a debt to adjusted EBITDA ratio below 6, (ii) a minimum equity amount (as shown on its consolidated financial statements, excluding noncontrolling interests) of not less than $650 million, and (iii) an equity (excluding noncontrolling interest) to total assets ratio of not less than 25%. In addition, the Loan Agreement restricts the Company from making dividend payments if its equity falls below $800 million and otherwise restricts dividend payments in any one year to not more than 50% of the net income of such year as shown on the Company’s consolidated annual financial statements as long as any of the Company's bonds issued in Israel prior to March 27, 2018 remain outstanding.

The Loan Agreement includes other customary affirmative and negative covenants, including payment and covenant events of default.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release of the Company dated March 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By:	/s/ Doron Blachar
Name: Doron Blachar
Title: Chief Financial Officer

Date: March 27, 2018

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of the Company dated March 27, 2018.